Exhibit 16.1

June 7, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by EXCO Resources, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of EXCO Resources, Inc. dated June 2, 2006.  We agree with the statements concerning our Firm in such Form 8-K.  However, we make no comment whatsoever regarding the current status of the material weakness in controls related to tax accounting and reporting or any remedial actions taken with respect to such material weakness.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP